Filed Pursuant to Rule 424(b)3
File No: 333-136754
PROSPECTUS
APPLICA INCORPORATED
102,951 SHARES
COMMON STOCK
RESCISSION OFFER
     We are offering, under the terms and conditions described in the prospectus, to rescind, referred to as the Rescission Offer, the previous purchase of up to 102,951 shares of our common stock, par value $0.10 per share, by persons who acquired such shares as part of units through the Applica Incorporated 401(k) Profit Sharing Plan and Trust, which we refer to as the 401(k) Plan, from August 4, 2005 through August 3, 2006, which period we refer to as the Purchase Period. A 401(k) Plan participant’s investment in our common stock is made through the purchase of units (“Units”) in the Applica Stock Fund which invests in our common stock (the “Applica Stock Fund”). Each Unit represents one share of our common stock plus a varying amount of short-term liquid investments.
     If you purchased Units pursuant to the 401(k) Plan during the Purchase Period and accept the Rescission Offer, you will receive:
•	if your account within the 401(k) Plan continues to own Units, the consideration paid by your account for such Units, plus interest from the date of purchase, or

•	if you have sold the Units allocated to your account within the 401(k) Plan at a loss, the consideration paid by your account, less the proceeds from the sale, plus interest from the date of purchase to the date of sale.
     The Rescission Offer will expire at 5:00 p.m. (Eastern time) on Monday, October 23, 2006 (the “Expiration Date.”)
     This Rescission Offer applies to purchases of Units during the Purchase Period at prices ranging from $1.44 per share to $5.09 per share. The Rescission Offer only applies to purchases made with salary deferral, employer matching or rollover contributions.
     The shares of our common stock included in the Units and subject to the Rescission Offer may not have been registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, in a timely manner. These shares have now been registered by means of the Registration Statement on Form S-3 of which this prospectus forms a part. Accordingly, whether or not you accept this Rescission Offer, shares of our common stock that you may own are now properly registered under the Securities Act effective as of the date of this prospectus. We have not retained an underwriter in connection with the Rescission Offer.
     Our common stock is listed on the New York Stock Exchange under the trading symbol “APN.” The closing sale price of our common stock on September 21, 2006 was $5.48 and the value of a Unit on such date was $5.83. Our principal executive offices are located at 3633 Flamingo Road, Miramar, Florida 33027, and our telephone number is (954) 883-1000.
YOU MAY ELECT TO ACCEPT THE RESCISSION OFFER BY SUBMITTING A RESCISSION OFFER ACCEPTANCE FORM TO US ON OR BEFORE OCTOBER 23, 2006, THE EXPIRATION DATE, AS SET FORTH IN THIS PROSPECTUS. YOU DO NOT NEED TO TAKE ANY ACTION TO REJECT THE RESCISSION OFFER. IF YOU FAIL TO RETURN THE APPROPRIATE RESCISSION OFFER ACCEPTANCE FORM BY THE EXPIRATION DATE, YOU WILL BE DEEMED BY US TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY PREVENT YOU FROM MAINTAINING AN ACTION AGAINST US IN CONNECTION WITH SHARES OF OUR COMMON STOCK INCLUDED IN THE UNITS PURCHASED ON YOUR BEHALF WITH SALARY DEFERRAL, EMPLOYER MATCHING OR ROLLOVER CONTRIBUTIONS UNDER THE 401(k) PLAN DURING THE PURCHASE PERIOD.

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS AND UNCERTAINTIES. SEE “RISK FACTORS” BEGINNING ON PAGE 7.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 22, 2006.

     You should rely on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus. If anyone provides you with additional of different information, you should not rely on it. This prospectus is not an offer to sell or purchase nor is it soliciting an offer to buy or sell these securities in any jurisdiction where such offer, solicitation or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock included in the Units. In this prospectus, “Applica,” “the Company,” “we,” “us” and “our” refer to Applica Incorporated and its subsidiaries.

i

NOTICE
September 22, 2006
Dear Current or Former 401(k) Plan Participant:
     This letter and the accompanying document called a “prospectus” contain important information.
     We are sending you these materials because you are a current or former participant in the Applica Incorporated 401(k) Profit Sharing Plan and Trust, which we refer to as the 401(k) Plan, and you acquired shares of our common stock as part of units in your 401(k) Plan account during the period from August 4, 2005 to August 3, 2006, which period we refer to as the Purchase Period. A 401(k) Plan participant’s investment in our common stock is made through the purchase of units (“Units”) in the Applica Stock Fund which invests in our common stock (the “Applica Stock Fund”). Each Unit represents one share of our common stock plus a varying amount of short-term liquid investments. We are offering to buy back these Units at your original purchase price, plus interest, and/or reimburse you or your 401(k) Plan account for losses you may have incurred if you already sold the Units. This offer is called a Rescission Offer.
     We are making the Rescission Offer because the shares of our common stock included in the Units and subject to the Rescission Offer may not have been registered under the federal securities laws in a timely manner.
     The following questions and answers may help you in determining whether you should accept the Rescission Offer.
1.	DOES YOUR 401(k) PLAN ACCOUNT STILL OWN UNITS THAT WERE PURCHASED DURING THE PURCHASE PERIOD WITH SALARY DEFERRAL, EMPLOYER MATCHING OR ROLLOVER CONTRIBUTIONS? If yes, go to Question 3. If no, go to Question 2. If you still hold some Units and sold some Units, see both Questions 2 and 3.

2.	WERE THE UNITS SOLD BY YOUR 401(k) PLAN ACCOUNT AT A LOSS? If yes, you should consider accepting the Rescission Offer so that you can be compensated for your loss. If no, you should not accept the Rescission Offer since no compensation is available to you for the Units sold by your 401(k) Plan account for a gain.

3.	DO YOU WANT US TO BUY THE UNITS OWNED BY YOUR 401(k) PLAN ACCOUNT ON OCTOBER 23, 2006, WHICH IS THE EXPIRATION DATE OF THE RESCISSION OFFER? If yes, accept the Rescission Offer by returning the appropriate Rescission Offer Acceptance Form and we will buy the Units at your purchase price, plus interest at 9% per annum. Note: If the aggregate purchase price paid by your 401(k) Plan account, plus interest on that amount, for all purchases of Units during the Purchase Period is less than the market value of the Units on the Expiration Date, based upon the closing price of our common stock on the Expiration Date, then you will be deemed to have rejected the Rescission Offer. If you do not want us to buy your Units, you do not need to accept the Rescission Offer or take any action.
     If you accept the Rescission Offer, you will be unable to conduct certain transactions involving the Units within your 401(k) Plan account (other than from salary deferrals and loan repayments) for a three day period commencing on the Expiration Date, while we perform the required administrative tasks required to give effect to the rescission. See the Sections entitled, “NOTICE OF BLACKOUT PERIOD “ and “RISK FACTORS” for more information.
     To help you further understand the Rescission Offer, you will find the following information contained in this prospectus:
•	RISK FACTORS: This section provides a discussion of some of the risks and uncertainties involved in investing in our common stock included in the Units and in accepting or rejecting the Rescission Offer.

•	QUESTIONS AND ANSWERS: This part of the Prospectus will answer how the Rescission Offer works, how to accept the Rescission Offer, how to reject the Rescission Offer, what effect accepting the Rescission Offer will have on you, and provide you with information if you no longer have a 401(k) Plan account.

•	MORE INFORMATION: This part will tell you where you can go to get more information, documents that are made part of this prospectus and information about us and the price of our common stock.

•	RESCISSION OFFER: This part provides details about the Rescission Offer itself.

•	APPENDIX A: Acceptance Form A: This is the form that you will use if you are a current participant in the 401(k) Plan and want to accept the Rescission Offer and you still hold Units in the 401(k) Plan or sold those Units at a loss, or if you are a former employee who still has an account in the 401(k) Plan.

•	APPENDIX B: Acceptance Form B: This is the form that you will use only if you are a former employee and you took a cash distribution and Units were sold by your 401(k) Plan account at a loss prior to that cash distribution.
     If you accept the Rescission Offer, you must accept with respect to all Units held in your 401(k) Plan account that are subject to the Rescission Offer. In addition, if you accept the Rescission Offer, then you must accept the Rescission Offer for all of the Units that you purchased during the Purchase Period that were sold at a loss. Accordingly, if the aggregate repurchase price (plus interest) of the Units you would receive is less than the aggregate market value of those Units (based on the closing price of our common stock on the New York Stock Exchange, or the NYSE, on the Expiration Date), your acceptance of the Rescission Offer will be rejected.
     THE RESCISSION OFFER DEADLINE IS OCTOBER 23, 2006. IF YOU WANT TO ACCEPT THE RESCISSION OFFER, YOUR ACCEPTANCE FORM AND ALL OTHER REQUIRED DOCUMENTATION MUST BE RECEIVED AT THE ADDRESS INDICATED ON THE APPLICABLE ACCEPTANCE FORM ON OR BEFORE THIS DEADLINE.
     We encourage you to read the entire Prospectus for complete information. If you still have a 401(k) Plan account and you still have questions after reading this material, please call our Investor Relations Department at (954) 883-1000 between the hours of 9:00 a.m. and 5:00 p.m. (Eastern time), Monday through Friday, with any questions concerning the Rescission Offer.

Very truly yours,

Harry D. Schulman
Chairman of the Board, President and Chief Executive Officer

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “we believe,” “Applica believes,” “intends,” “expects,” and similar words or phrases. Such forward-looking statements are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors, including the specific factors set forth below.
     You should carefully consider the following risk factors, together with the other information contained in our Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent reports on Form 10-Q and Form 8-K in evaluating us and our business before making an investment decision regarding our common stock:
•	We purchase a large number of products from one supplier. Production-related risks, interruption of product shipments or demand for shorter credit terms from this supplier could jeopardize our ability to realize anticipated sales and profits.

•	We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success.

•	The NYSE has notified us that we are not in compliance with its continued listing criteria. If we are delisted by the NYSE, the price and liquidity of our common stock will be negatively affected.

•	We may incur significant damages and expenses due to the purported class action complaints that were filed against us and certain of our officers.

•	This Rescission Offer may not bar claims relating to our non-compliance with securities laws or any other applicable law, and we may potentially be liable for further rescission or damages.

•	We depend on third party suppliers for the manufacturing of all of our products which subjects us to additional risks.

•	Our business involves the potential for product recalls and product liability claims against us.

•	The failure of our business strategy could have a material adverse effect on our business.

•	Our business could be adversely affected by fluctuation of the Chinese currency.

•	We depend on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on our business.

•	Increases in costs of products will reduce our profitability that cannot be offset.

•	Our business is very sensitive to the strength of the U.S. retail market and weakness in this market could adversely affect our business.

•	Our business could be adversely affected by currency fluctuations in our international operations.

•	Our business can be adversely affected by newly acquired businesses or product lines.

•	Our future success requires us to develop new and innovative products on a consistent basis in order to increase revenues and we may not be able to do so.

•	The bankruptcy or financial difficulty of any major customer or fluctuations in the financial condition of the retail industry could adversely affect our business.

•	Our business could be adversely affected by retailer inventory management.

•	Our business could be adversely affected by changes in trade relations with China.

•	If we are unable to renew the Black & Decker® trademark license agreement, our business could be adversely affected.

•	The infringement or loss of our proprietary rights could have an adverse effect on our business.

•	Our operating results are affected by seasonality.

•	We compete with other large companies that produce similar products.

•	Our debt agreements contain covenants that restrict our ability to take certain actions.

•	Government regulations could adversely impact our operations.
     On July 23, 2006, Applica Incorporated, NACCO Industries, Inc., and HB-PS Holding Company, Inc., a wholly owned subsidiary of NACCO, which we refer to as Hamilton Beach/Proctor-Silex, entered into definitive agreements whereby NACCO will spin off its Hamilton Beach/Proctor-Silex business to NACCO’s stockholders and, immediately after the spin-off, Applica will merge with and into Hamilton Beach/Proctor-Silex, we refer to this transaction as the merger. The combined public company will be named Hamilton Beach, Inc. The factors that could cause our plans, actions and results to differ materially from current expectations regarding the merger include the following, without limitation:
•	We may not be able to obtain governmental approvals of the proposed spin-off and merger on the proposed terms and schedule.

•	We may not be able to obtain approval of the merger from our shareholders.

•	The combined company may not be able to integrate the two businesses successfully.

•	The combined company may not be able to fully realize the anticipated cost savings and synergies from the proposed transaction within the proposed time frame.

•	There may be significant disruption from the spin-off and merger making it more difficult to maintain relationships with customers, employees or suppliers.

•	Hamilton Beach/Proctor-Silex may not be able to obtain NYSE or NASDAQ approval for the listing of the combined company’s common stock.

•	Hamilton Beach/Proctor-Silex may not be able to effect a registration statement concerning the shares of the combined company to be distributed to Applica shareholders.

•	Customers may not accept the combined company.

•	Termination of the merger agreement as a result of a superior proposal.
     Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. You are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.
SUMMARY
     The following summary provides a brief overview of the Rescission Offer. Specific details of the Rescission Offer are contained elsewhere in this prospectus.
WHAT HAPPENS IF YOU ACCEPT THE RESCISSION OFFER?
     1. IF YOU ARE AN ACTIVE OR FORMER EMPLOYEE OF APPLICA WHO HAS A 401(k) PLAN ACCOUNT BALANCE, AND
•	YOUR 401(k) PLAN ACCOUNT STILL HOLDS UNITS that you purchased during the Purchase Period with salary deferral, employer matching or rollover contributions in your 401(k) Plan account, then we will repurchase those Units in exchange for a cash deposit to your 401(k) Plan account in the amount of the original purchase price of those Units plus interest. The deposit will be invested in your 401(k) Plan account according to the same investment instructions you have on file for new contributions with MFS Retirement Services, the 401(k) Plan administrator.
However, if the aggregate purchase price of the Units to be repurchased plus interest would be less than the fair market value of the Units on the Expiration Date based on the closing price of our common stock on the Expiration Date, you will be deemed to have rejected the Rescission Offer; or
•	YOU SOLD UNITS in your 401(k) Plan account prior to the Expiration Date that were purchased during the Purchase Period by your 401(k) Plan account with salary deferral, employer matching or rollover contributions at a loss (resulting from a transfer from the Units to another fund, a cash distribution from the 401(k) Plan, or taking a loan from the 401(k) Plan), then we will make a cash deposit to your 401(k) Plan account for the difference between (a) the original purchase price of those Units and (b) the sale price of those Units, plus interest, and the deposit will be invested in your 401(k) Plan account according to the same investment instructions you have on file for new contributions with MFS Retirement Services, Inc.
     You may still hold some Units and have sold some Units, in which case both of the above situations will apply to you.
     2. IF YOU ARE A FORMER EMPLOYEE WHO NO LONGER HAS A 401(k) PLAN ACCOUNT, BUT WHOSE 401(k) PLAN ACCOUNT PURCHASED UNITS DURING THE PURCHASE PERIOD WITH SALARY DEFERRAL, EMPLOYER MATCHING OR ROLLOVER CONTRIBUTIONS, AND YOUR 401(k) PLAN ACCOUNT SOLD THOSE UNITS AT A LOSS PRIOR TO YOUR RECEIVING A CASH DISTRIBUTION OF YOUR 401(k) PLAN ACCOUNT, then we will credit to an account within the 401(k) Plan for your benefit an amount equal to the difference between (a) the original purchase price of those Units and (b) the sale price of those Units plus interest. That amount will be invested in the MFS Fixed Fund until you instruct the Trustee under the 401(k) Plan to distribute the amount in your account (or the amount in your account that is otherwise distributable under the terms of the 401(k) Plan) to you, or into an IRA or other qualified retirement account in a direct rollover. Payment of proceeds directly to you may result in adverse tax consequences. See “Material U.S. Federal Income Tax Consequences of the Rescission Offer.”
WHAT HAPPENS IF YOU DO NOT ACCEPT THE RESCISSION OFFER?
     If you do not accept the Rescission Offer, you will be deemed to have rejected the Rescission Offer. There will be no change in your 401(k) Plan account. You do not need to take any action. The Units will remain in your 401(k) Plan account and this Rescission Offer will not adversely affect your ability to sell the Units or any of your rights with respect to your Units.

     Our primary purpose in making the Rescission Offer is to extinguish or reduce our contingent liabilities under federal and state securities laws. It is unclear, however, whether the Rescission Offer will serve to extinguish our liabilities, if any, for our potential securities law violations. Whether the Rescission Offer will extinguish our contingent liabilities depends in part on whether a court or the Securities and Exchange Commission, would view acceptance or non-acceptance of the Rescission Offer as a waiver precluded by applicable federal or state securities laws. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has indicated that non-acceptance of a rescission offer could terminate a company’s liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to the Rescission Offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this rescission offer who accepts or rejects the Rescission Offer, that such person is estopped from asserting such claims. The Rescission Offer is not an admission that we did not comply with federal securities registration requirements or federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations.
     The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal and state securities laws or rights under common law or equity.

RISK FACTORS
     An investment in our common stock through the Units involves risks. You should carefully consider the following risk factors relating to your decision whether to accept or reject the Rescission Offer in addition to the risks identified in “Cautionary Statements Regarding Forward Looking Statements” above and the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent Quarterly Reports on Form 10-Q, including those risks identified in those reports under the caption “Risk Factors,” which are incorporated into this prospectus by reference to those reports.
RISKS RELATED TO THIS RESCISSION OFFER
The Rescission Offer may not bar claims relating to our non-compliance with securities laws and we may continue to be contingently liable for rescission or damages in an indeterminate amount.
     The sale of shares of our common stock included in the Units were not exempt from registration under federal securities laws. As a result, we may have failed to comply with the registration requirements of federal securities laws because we did not register all of these share sales under federal securities laws.
     We are making this Rescission Offer to all those persons who purchased Units with salary deferral, employer matching or rollover contributions within the 401(k) Plan during the Purchase Period. The Rescission Offer is being made pursuant to a registration statement filed under the Securities Act. The federal securities laws do not expressly provide that a Rescission Offer will terminate a purchaser’s right to rescind a sale of stock that was not registered under the federal securities laws as required. The staff of the SEC has taken the position that a person’s federal right of rescission may survive a rescission offer. If a person accepts the rescission offer, we believe our potential liability to that person will be eliminated. If any offerees reject or fail to respond to the Rescission Offer, we may continue to be potentially liable under the Securities Act to those offerees for the purchase price of their shares of our common stock included in the Units which may not have been issued in compliance with the Securities Act. The aggregate purchase price of Units subject to the Rescission Offer was $275,677. Based on estimates using the closing price of our common stock on the date of this prospectus, we believe that approximately 35% of participants will have a claim under the Rescission Offer and that any liability resulting from the failure to register the stock issuances subject to the Rescission Offer is not material to our results of operations. However, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws.
Your federal right of rescission may not survive if you affirmatively reject or fail to accept the Rescission Offer.
     If you reject or fail to accept the Rescission Offer, it is unclear whether or not your federal right of rescission will remain preserved. The staff of the SEC takes the position that a person’s federal right of rescission may survive the Rescission Offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a Rescission Offer is precluded from later seeking similar relief. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year.
     The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal securities laws or rights under state securities laws, common law or equity. The purchases subject to this Rescission Offer were made by residents in ten states. We believe that all the sales of shares of our common stock included in the Units which are the subject of the Rescission Offer were exempt from registration under the laws of such states and that no violation of state securities laws occurred in connection with such sales. We also believe that this Rescission Offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. We therefore do not make any representation as to the compliance of this Rescission Offer with state law. However, under many state laws, acceptance or rejection of the Rescission Offer may preclude you from maintaining an action against us in connection with the shares of our common stock included in the Units purchased during the Purchase Period. The Rescission Offer is not an admission that we did not comply with any federal and state disclosure requirements nor is it a waiver by us of any applicable statutes of limitations or any potential defenses that we may have. You may wish to consult an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.
If you accept the Rescission Offer, you will not be permitted to conduct any transactions involving Units within your 401(k) account for a three day period following the expiration date of the Rescission Offer.
     Because you will not be permitted to conduct any transactions with respect to the Units in your 401(k) account during this period (other than contributions from salary deferrals and loan repayments), you will be subject to the risk that due to events in the securities markets, the value of your account could significantly decline during this period and you would not be able to make transfers to avert this result. In addition, any funds you receive for the sale of Units in the Rescission Offer will not be deposited into your 401(k) account during this three day period following the expiration date of the Rescission Offer. These funds will be allocated to your 401(k) Plan account in accordance with your current investment instructions. If your instructions include an allocation to the Applica Stock Fund, you will be subject to the risk that the Units could increase in value prior to the reinvestment of funds in your account, resulting in a loss of value in your 401(k) account. See “NOTICE OF BLACKOUT PERIOD” for additional information.

QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER
          The questions and answers that follow are divided into the following six sections:
1.	How the Rescission Offer Works;

2.	Accepting the Rescission Offer;

3.	Rejecting the Rescission Offer;

4.	Effect of Accepting the Rescission Offer;

5.	Special Information for Former Participants Who No Longer Have a 401(k) Plan Account; and

6.	How to Get More Information.
SECTION 1: HOW THE RESCISSION OFFER WORKS
Q1:	WHY ARE WE CONDUCTING THIS RESCISSION OFFER?

A1:	We are conducting this Rescission Offer because shares of our common stock included in the Units that were purchased for your benefit with salary deferral, employer matching or rollover contributions under the 401(k) Plan during the Purchase Period may not have been registered under the Securities Act in a timely manner. We recently discovered that we inadvertently exceeded the number of shares of our common stock registered with the SEC for sale and issuance to participants in the 401(k) Plan. We may be potentially liable under the Securities Act to 401(k) Plan participants for the purchase price of their Units if the shares of common stock included in those Units were not issued in compliance with the Securities Act, and we believe that this Rescission Offer will reduce our potential liability under the Securities Act. Shares of our common stock included in the Units purchased on or after August 4, 2006, are not eligible for the Rescission Offer because they are already registered under the Securities Act pursuant to a Form S-8 registration statement that we filed on August 4, 2006, covering the sale and issuance of up to an additional 150,000 shares of our common stock included in the Units to be purchased for your benefit on or after August 4, 2006 with salary deferral, employer matching or rollover contributions.

Q2:	DOES THE RESCISSION OFFER EXTEND TO UNITS THAT I PURCHASED OTHER THAN WITH SALARY DEFERRAL, EMPLOYER MATCHING, ROLLOVER CONTRIBUTIONS OR OTHERWISE OUTSIDE OF THE 401(k) PLAN?

A2:	No. This Rescission Offer does not apply to Units that you may have purchased with money other than salary deferral, employer matching or rollover contributions or outside of the 401(k) Plan. For example, it does not extend to purchases you may have made through your broker, mutual funds, exercises of stock options or the dividend reinvestment plan.

Q3:	MAY I ACCEPT THE RESCISSION OFFER FOR ONLY A PORTION OF THE UNITS STILL HELD BY MY 401(k) PLAN ACCOUNT AND THAT WERE PURCHASED WITH MY SALARY DEFERRAL, EMPLOYER MATCHING OR ROLLOVER CONTRIBUTIONS DURING THE PURCHASE PERIOD?

A3:	No. If you accept the Rescission Offer, then you must accept the Rescission Offer for all of the Units that are subject to the Rescission Offer that you still hold in your 401(k) Plan account that were purchased with salary deferral, employer matching or rollover contributions under the 401(k) Plan during the Purchase Period, as well as all Units that you purchased during the Purchase Period that were sold at a loss. See Section 4 of these Questions and Answers to understand how your acceptance of the Rescission Offer will affect you.

SECTION 2: ACCEPTING THE RESCISSION OFFER
Q4:	HOW DO I ACCEPT THIS RESCISSION OFFER?

A4:	If you are a current 401(k) Plan participant (or beneficiary), or are no longer an employee but still have a 401(k) Plan account, you must complete and submit Acceptance Form A (Appendix A, page A-1), and we must receive the Acceptance Form by the Expiration Date in order for the Rescission Offer to be validly accepted.

If you are a former 401(k) Plan participant (or beneficiary) who is no longer an employee, does not have an account balance, and took a cash distribution from the 401(k) Plan, you must complete and submit Acceptance Form B (Appendix B, page B-1), and we must receive it by the Expiration Date in order for the Rescission Offer to be validly accepted.

Q5:	MAY I STILL ACCEPT THIS RESCISSION OFFER IF I HAVE PREVIOUSLY SOLD SOME OR ALL OF THE UNITS THAT WERE PURCHASED BY MY 401(K) PLAN ACCOUNT DURING THE PURCHASE PERIOD?

A5:	Yes. If you have already sold some or all of the Units that were purchased for your benefit with salary deferral, employer matching or rollover contributions under the 401(k) Plan during the Purchase Period, and if you sold any of the Units for less than the purchase price, you may accept this Rescission Offer with respect to Units that are still held in your 401(k) Plan account and with respect to any Units that your 401(k) Plan account may have sold at a loss.

The Rescission Offer is not applicable to Units that were purchased during the Purchase Period if the Units have been sold for more than the purchase price. However, if you have sold some Units at a gain but have also sold Units during the Purchase Period at a loss, you may still accept the Rescission Offer with respect to the Units sold at a loss.

Q6:	WHERE DO I SEND MY ACCEPTANCE OF THE RESCISSION OFFER?

A6:	By Mail or Overnight Delivery to:

Applica Incorporated 3633 Flamingo Road Miramar, Florida 33027 Attn: Rescission Offer

You must send your originally signed acceptance forms and other required documents by United States postal service or other recognized overnight mail delivery service. We will not accept acceptance forms by fax or scanned acceptance forms sent as e-mail attachments.

In order for your acceptance of the Rescission Offer to be valid, we must receive all required forms and documents no later than the close of business on the Expiration Date.

Q7:	WHAT IF I CHANGE MY MIND AFTER ACCEPTING THE RESCISSION OFFER?

A7:	You may not change your election to accept the Rescission Offer after 5:00 p.m. (Eastern time) on Monday, October 23, 2006, or the Expiration Date. However, if, prior to that date, you send your acceptance of the Rescission Offer and subsequently decide that you would prefer to reject the Rescission Offer, then you may reject the Rescission Offer by sending a written notice to:

Applica Incorporated 3633 Flamingo Road Miramar, Florida 33027 Attn: Rescission Offer

Your rejection notice must include the plan name (Applica Incorporated 401(k) Profit Sharing Plan and Trust), your name, your social security number and a clear indication that you are rejecting the Rescission Offer, and must be received at the above address no later than the Expiration Date.
Q8:	WHAT IS THE DEADLINE FOR ACCEPTING THE RESCISSION OFFER?

A8:	We must RECEIVE your acceptance, including all completed and signed forms and supporting documentation, no later than 5:00 p.m. (Eastern time) on October 23, 2006, the Expiration Date. This deadline is not flexible. If you do not submit an acceptance of the offer, or if all forms and documentation required to accept the offer are not received by the Expiration Date, then you will be automatically deemed to have rejected the Rescission Offer.

We will, in our sole discretion, determine whether your Rescission Offer acceptance form has been properly completed and whether you are eligible to accept the Rescission Offer.
SECTION 3: REJECTING THE RESCISSION OFFER
Q9:	HOW DO I REJECT THE RESCISSION OFFER?

A9:	You do not need to do anything to reject the Rescission Offer. Simply let the offer expire. You do not have to contact us to reject the Rescission Offer.

Q10:	AM I OBLIGATED TO ACCEPT THE RESCISSION OFFER?

A10:	No. You are not obligated in any way to accept the Rescission Offer.

Q11:	WHAT ARE THE CONSEQUENCES TO ME IF I DO NOT ACCEPT THE RESCISSION OFFER?

A11:	There will be no change in your 401(k) Plan account. The Units will remain in your 401(k) Plan account and the Rescission Offer will not affect your ability to sell the Units or any of your rights as one of our shareholders.

Our primary purpose in making the Rescission Offer is to extinguish or reduce our contingent liabilities under federal and state securities laws. It is unclear whether the Rescission Offer will extinguish our liabilities, if any, for our potential securities law violations. Whether the Rescission Offer will extinguish our contingent liabilities depends in part on whether a court or the SEC would view acceptance or non-acceptance of our Rescission Offer as a waiver precluded by applicable federal or state securities laws. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has indicated that non-acceptance of a rescission offer could terminate a company’s liability for rescission damages under federal law, and this same result could apply to claims under various state laws. Each person is urged to consider this possibility with respect to our Rescission Offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this Rescission Offer who accepts or rejects the rescission offer, that such person is estopped from asserting such claims. Our Rescission Offer is not an admission that we did not comply with federal securities registration requirements or federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations.

The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal and state securities laws or rights under common law or equity.
SECTION 4: EFFECT OF ACCEPTING THE RESCISSION OFFER
Q12:	WHAT WILL I RECEIVE IF I ACCEPT THE RESCISSION OFFER?

A12:	If you accept the Rescission Offer, and if you have not transferred your Units to other investment funds under the 401(k) Plan (if you have made a transfer, see below), the following two-step process will occur.
•	First, your 401(k) Plan account will be reduced by the number of Units that were purchased for your benefit with salary deferral, employer matching or rollover contributions in the 401(k) Plan during the Purchase Period.

•	Second, your 401(k) Plan account will be credited with an amount based on the purchase price paid by your 401(k) Plan account for the applicable Units purchased plus interest. The amount credited to your 401(k) Plan account will be reinvested pursuant to your current investment elections for new contributions.
Q13:	WHAT WILL I RECEIVE IF I TRANSFERRED THE VALUE OF THE UNITS PURCHASED DURING THE PURCHASE PERIOD TO OTHER INVESTMENT FUNDS UNDER THE 401(k) PLAN, SO THAT I NO LONGER HAVE UNITS IN MY 401(k) PLAN ACCOUNT?

A13:	If you realized a gain upon the sale of all Units purchased by your 401(k) Plan account during the Purchase Period, then you are not eligible to accept the Rescission Offer. If you realized losses upon the sale of some or all of the Units purchased by your 401(k) Plan account during the Purchase Period, then if you accept the Rescission Offer, your 401(k) Plan account will be credited with an amount based on the price paid for the applicable Units minus an amount attributable to the price at which your 401(k) Plan account sold its Units for purposes of transferring the value of Units to other investment funds, plus interest. The amount credited to your 401(k) Plan account will be reinvested pursuant to your current investment elections for new contributions.

Q14:	WHAT WILL I RECEIVE IF I TRANSFERRED SOME OF THE VALUE OF THE UNITS TO OTHER INVESTMENT FUNDS UNDER THE 401(k) PLAN, BUT STILL HAVE SOME OF THE UNITS IN MY 401(k) PLAN ACCOUNT?

A14:	If you accept the Rescission Offer, and if you transferred some but not all of the value of the Units purchased by your 401(k) Plan account during the Purchase Period with salary deferral, employer matching or rollover contributions to other investment funds within the 401(k) Plan and the aggregate purchase price of the Units held by your 401(k) Plan account plus interest, is greater than the fair market value of those Units on the Expiration Date based on the closing price of our common stock on the Expiration Date, then the following will occur.
•	First, your 401(k) Plan account will be reduced by the number of Units that remain in your 401(k) Plan account.

•	Second, your 401(k) Plan account will be credited with an amount based on the purchase price paid by your 401(k) Plan account for the applicable Units that your 401(k) Plan account still holds on the date your acceptance of the Rescission Offer is processed plus interest.

•	Third, your 401(k) Plan account will be credited with an amount based on the purchase price paid for the applicable Units that you later transferred, minus an amount attributable to the price at which you transferred the Units to other investment funds, plus interest, but only if you realized a loss upon transfer.

•	The amount credited to your 401(k) Plan account will be reinvested pursuant to your current investment elections for new contributions to the 401(k) Plan.

However, if the repurchase price (including interest) you would receive by accepting the Rescission Offer is less than the fair market value of Units on the Expiration Date of the Rescission Offer, based on the closing price of our common stock on the Expiration Date, your acceptance of the Rescission Offer will be rejected. See answer to Question 15 below.

Q15:	WHAT WILL HAPPEN IF I ACCEPT THIS RESCISSION OFFER BUT THE AMOUNT THAT MY 401(k) PLAN ACCOUNT WOULD RECEIVE FOR THE UNITS BY ACCEPTING THE RESCISSION OFFER IS LESS THAN THE FAIR MARKET VALUE OF THE UNITS ON THE EXPIRATION DATE OF THE RESCISSION OFFER, BASED ON THE CLOSING PRICE OF OUR COMMON STOCK ON THE EXPIRATION DATE?

A15:	If you submit an acceptance of the Rescission Offer under these circumstances, your acceptance will be rejected as of the Expiration Date. The Units will remain in your 401(k) Plan account, and the Rescission Offer will not affect your ability to sell these Units.

YOUR ACCEPTANCE OF THE RESCISSION OFFER, WHETHER OR NOT IT IS ULTIMATELY REJECTED, WILL CAUSE YOUR 401(k) PLAN ACCOUNT TO BE SUBJECT TO THE BLACKOUT PERIOD IMPOSED ON THE ACCOUNTS OF ALL PARTICIPANTS WHO ACCEPT THE RESCISSION OFFER WHILE WE DETERMINE WHETHER YOUR ACCEPTANCE WILL BE ACCEPTED OR REJECTED. FOR MORE INFORMATION ABOUT THE BLACKOUT PERIOD, SEE THE ANSWER TO QUESTION 22 BELOW AND SEE THE SECTION TITLED “NOTICE OF BLACKOUT PERIOD.”

Q16:	WHAT IF I TOOK A LOAN FROM THE 401(k) PLAN?

A16:	If you accept the Rescission Offer, the calculation that will take place will not differ if you took a loan from the 401(k) Plan. If you took a loan from the 401(k) Plan, and if Units were transferred out of your 401(k) Plan account to fund your loan, then that transaction (to the extent that it is related to salary deferral, employer matching or rollover contributions) will be treated, for purposes of this Rescission Offer, like a transfer from the Applica Stock Fund to another investment fund under the 401(k) Plan. (See the answer to Question 13 above.)

Similarly, if you took a loan from the 401(k) Plan out of your salary deferral, employer matching or rollover contributions, and if your 401(k) Plan account purchased Units during the Purchase Period with your loan repayment withholdings, then those Units will be eligible for this Rescission Offer. If you have an outstanding loan from the 401(k) Plan, the amount that you are required to repay will not change as a result of your acceptance or rejection of this Rescission Offer.

Q17:	WHAT IS THE PRICE THAT APPLICA WILL PAY FOR THE UNITS THAT WERE PURCHASED ON MY BEHALF WITH SALARY DEFERRAL, EMPLOYER MATCHING OR ROLLOVER CONTRIBUTIONS UNDER THE 401(k) PLAN BETWEEN AUGUST 4, 2005 THROUGH AUGUST 3, 2006, THE PURCHASE PERIOD?

A17:	The price that we will pay if you accept the Rescission Offer is based on a calculation of the price at which the purchases of the Units were made on your behalf with salary deferral, employer matching or rollover contributions in the 401(k) Plan.

If you still hold all the Units that were purchased by your 401(k) Plan account during the Purchase Period, we will determine the aggregate purchase price of those Units plus interest from the date of purchase at a rate of 9% per annum. That is the amount you will receive if you accept the Rescission Offer. If this amount is less than the fair market value of these Units on the expiration date of the Rescission Offer based on the closing price of our common stock on the Expiration Date, your acceptance of the Rescission Offer will be rejected. If you have sold some or all of your Units that are subject to the Rescission Offer, we will determine the purchase price of those Units using the “first in-first out,” or FIFO, method. This FIFO calculation means that the first Units purchased for your benefit under the 401(k) Plan during this period will be the first Units deemed sold by you and the purchase price will be matched against the first sale to determine whether there was a gain or loss. We will continue that process in order of purchase and sale until we have matched all purchases against all Units sold. With respect to Units sold, interest will cease to accrue on the proceeds of sale from the date the proceeds are credited to your 401(k) Plan account. For any sale that results in a loss, your 401(k) account will be credited with the amount of the loss plus interest.

Q18:	HOW WILL INTEREST BE CALCULATED?

A18:	Interest will be paid to you at a rate of 9% per year. Federal law does not provide a specific interest rate to be used in the Rescission Offer. A large majority of the persons eligible to accept the Rescission Offer reside in either Arkansas and Florida. In the absence of a required federal rate of interest, we have elected to provide for an interest rate of 9% per year which is the higher of the statutory interest rates mandated by Florida and Arkansas.

If you sold Units at a loss, interest will be paid on the amount originally paid for the Units during the period from the date of purchase of the Units until the date of sale of the Units and on the loss realized from the date of sale through the date that payment is made to you. If you currently hold such Units, interest will be credited from the date you purchased the Units through the date that payment is made by us.

Q19:	WHEN WILL PROCEEDS FROM THE RESCISSION OFFER BE CREDITED TO ME?

A19:	If you accept the Rescission Offer and you have a 401(k) Plan account, the proceeds to which you are entitled will be credited to your 401(k) Plan account within three days after the Expiration Date. If you accept the Rescission Offer and you do not have a 401(k) Plan account and you or your IRA or eligible retirement plan account received a cash distribution, an account for your benefit under the 401(k) Plan will be credited with the proceeds to which you are entitled as soon as administratively feasible after the Expiration Date.

Q20:	CAN I TAKE A DISTRIBUTION OF THE AMOUNT CREDITED TO MY 401(k) PLAN ACCOUNT?

A20:	Yes, if you are otherwise eligible for a distribution under the terms of the 401(k) Plan you can take a distribution of the amount credited to your 401(k) Plan account which will be credited within three days after the Expiration Date. You are generally eligible for a distribution from the 401(k) Plan if you are no longer employed by us.

Q21:	WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE RESCISSION OFFER?

A21:	The tax consequences to you depend on your specific circumstances, including whether you currently participate in the 401(k) Plan, and if you do not, whether you took a distribution from the 401(k) Plan in cash.
•	If you are a current participant in the 401(k) Plan and have a 401(k) Plan account, in general, the sale to us of Units and the 401 (k) Plan’s receipt of any funds in the 401(k) Plan pursuant to your acceptance of the Rescission Offer will not be taxable events. This is because all funds we pay as a result of your acceptance of the Rescission Offer will be paid to the 401(k) Plan trustees and not directly to you. However, upon any later distribution of funds from your 401(k) Plan account, the distributed funds, including amounts attributable to the Rescission Offer generally will be taxable as ordinary income. In addition, a 10% federal income tax penalty may be imposed in cases of some early distributions from the 401(k) Plan and we may have to withhold income taxes on any subsequent distribution to you. See “Material U.S. Federal Income Tax Consequences of the Rescission Offer” for more information.

•	If you are a former participant in the 401(k) Plan, the funds we credit to an account for your benefit in the 401(k) Plan will be subject to the tax rules applicable to distributions from the 401(k) Plan. You will be provided with a summary of those tax rules when you elect to receive payments of this benefit (or it otherwise is distributable to you under the terms of the 401(k) Plan).
Please see the section of this Prospectus entitled “Material U.S. Federal Income Tax Consequences of the Rescission Offer” for more information.
You should also consult your own tax adviser to understand fully the tax consequences of the Rescission Offer to you.

Q22:	IF I ACCEPT THE RESCISSION OFFER, WILL ACCESS TO MY 401(k) PLAN ACCOUNT BE “BLACKED OUT” FOR ANY PERIOD?

A22:	Yes; if you accept the Rescission Offer, then for a three day period after the expiration of the Rescission Offer, MFS Retirement Services, Inc., the 401(k) Plan administrator, will not process your requests to buy or sell Units in your 401(k) Plan account (other than salary deferrals and loan repayments). In addition, your requests for a loan or a distribution from the 401(k) Plan will be delayed for a three day period after the Expiration Date of the Rescission Offer. This will not affect your ability to allocate new contributions and loan repayments to the Applica Stock Fund or other investment funds under the 401(k) Plan. This period, during which you will be unable to exercise these rights otherwise available to you under the 401(k) Plan, is called a blackout period.

The blackout period for the 401(k) Plan will begin at 5:00 p.m. on October 23, 2006 and is expected to end once we determine whether you are eligible or ineligible to participate in the Rescission Offer and, if you are eligible, after we calculate and deposit the proceeds for the Rescission Offer. We currently anticipate this to be not later than Thursday, October 26, 2006.

For more information about the blackout period, please see the section titled “NOTICE OF BLACKOUT PERIOD.”
SECTION 5: SPECIAL INFORMATION FOR FORMER PARTICIPANTS WHO NO LONGER HAVE A 401(k) PLAN ACCOUNT
Q23:	WHAT WILL I RECEIVE IF I NO LONGER HAVE A 401(k) PLAN ACCOUNT, AND TOOK MY DISTRIBUTION FROM THE 401(k) PLAN IN CASH?

A23:	If you accept the Rescission Offer and if the Units subject to the Rescission Offer were purchased on your behalf with salary deferral, employer matching or rollover contributions under the 401(k) Plan during the Purchase Period, an amount based on the purchase price paid for the Units purchased for your benefit with salary deferral, employer matching or rollover contributions, minus an amount attributable to the price at which you sold your Units for purposes of transferring the value of the Units to other investment funds or to raise cash for distribution plus interest will be credited to an account within the 401(k) Plan for your benefit, if the sale of any of your Units was at a loss. That amount will be invested in the MFS Fixed Fund until you instruct the Trustee under the 401(k) Plan to distribute the amount in your account (or the amount in your account is otherwise distributable under the terms of the 401(k) Plan) to you, or into an IRA or other qualified retirement account in a direct rollover. Payment of proceeds directly to you may result in adverse tax consequences.
SECTION 6: HOW TO GET MORE INFORMATION
          You may call our Investor Relations Department at (954) 883-1000 between the hours of 9:00 a.m. and 5:00 p.m. (Eastern time), Monday through Friday, with any questions concerning the Rescission Offer. We will be unable to answer any questions regarding tax advice, and accordingly, you should consult your tax adviser regarding the tax consequences of the Rescission Offer to you.
PLEASE REMEMBER
IF YOU WISH TO ACCEPT THE RESCISSION OFFER, YOUR ACCEPTANCE
MUST BE RECEIVED BY OCTOBER 23, 2006.

THE COMPANY
Overview
          We are a marketer and distributor of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. We market products under licensed brand names, such as Black & Decker®, and our own brand names, such as LitterMaid®, Belson®, Windmere® and Applica®. Our customers include mass merchandisers, beauty supply distributors, specialty retailers, department stores, pet supply channels, home centers and appliance distributors primarily in North America, Latin America and the Caribbean.
          Our distribution, sales, and marketing operations are primarily handled through our U.S. operating subsidiary, Applica Consumer Products, Inc. We also have separate entities or branch offices providing distribution, sales and marketing operations in Canada, Puerto Rico, Costa Rica, Mexico, Chile, Argentina, Venezuela, Peru and Colombia.
          Applica Incorporated was incorporated in Florida in 1963. Our principal executive offices are located at 3633 Flamingo Road, Miramar, Florida 33027. Our telephone number is (954) 883-1000. Our website is http://www.applicainc.com. The information contained on or accessible through our website is not a part of this prospectus.
Recent Developments
          On July 23, 2006, we, NACCO Industries, Inc. (“NACCO”), and HB-PS Holding Company, Inc., a wholly owned subsidiary of NACCO (“Hamilton Beach/Proctor-Silex”), entered into definitive agreements whereby NACCO will spin off its Hamilton Beach/Proctor-Silex business to NACCO’s stockholders and, immediately after the spin-off, we will merge with and into Hamilton Beach/Proctor-Silex. The combined public company will be named Hamilton Beach, Inc.
          Pursuant to the Agreement and Plan of Merger, which we refer to as the merger agreement, the outstanding shares of our common stock will be converted into the right to receive a number of shares of Hamilton Beach, Inc. Class A common stock equal to 25 percent of the aggregate number of shares of Hamilton Beach, Inc. common stock outstanding immediately following the merger. The terms of the merger agreement include customary representations and warranties by each of the parties, as well as certain restrictions and limitations on our future transactions prior to the closing of the merger, including acquisitions, dispositions, additional borrowings, issuance of equity and changes in employee benefit plans.
          The merger, which was approved by our Board of Directors, will be tax-free to our stockholders. The merger is subject to approval by our shareholders and to other customary closing conditions, including:
•	receipt of regulatory approvals;

•	the absence of legal impediments prohibiting the transactions;

•	the completion of the spin off of Hamilton Beach/Proctor-Silex;

•	the effectiveness of the registration statement concerning the shares of Hamilton Beach, Inc. Class A common stock to be issued to our shareholders in connection with the merger;

•	approval of the listing of the Hamilton Beach, Inc. Class A common stock on the NYSE or the NASDAQ;

•	the parties’ performance of their respective covenants, including the repayment of certain of our outstanding indebtedness; and

•	receipt of customary tax opinions to the effect that the merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.
     The merger agreement provides that we will, at the effective time of the merger, or immediately prior to the effective time of the merger if Hamilton Beach-Procter/Silex requests,
•	cause the 401(k) Plan to be amended to freeze or eliminate the Applica Stock Fund as an investment option under the 401(k) Plan, or

•	amend the 401(k) Plan as necessary to preserve its tax qualification.
          The merger agreement contains certain termination rights for us. If the merger agreement is terminated as the result of a superior offer, we may be required to pay NACCO a termination fee of $4.0 million, plus up to $2.0 million of reasonable documented, third party, out-of-pocket expenses.
          According to a Schedule 13D/A filed with the Securities and Exchange Commission on September 14, 2006 by and among Harbinger Capital Partners Master Fund I, Ltd., which we refer to as the Master Fund, and Harbinger Capital Partners Special Situations GP, LLC, which we refer to as the Special Situations Fund, and several other of their affiliates, on September 14, 2006, the Master Fund and the Special Situations Fund, together, sent a letter to us, a copy of which is included as Exhibit F to the Schedule 13D/A, pursuant to which the Master Fund and the Special Situations Fund offered to acquire all of our shares of common stock at a price per share of $6.00 and in accordance with the terms of the letter. In addition to the other terms described in the letter, the letter states that it is not intended to create or constitute any legally binding obligation, liability or commitment regarding the proposed transaction unless and until a definitive merger agreement is executed.

THE RESCISSION OFFER
Background and Reasons for the Rescission Offer
          The 401(k) Plan is a defined contribution plan that is intended to be tax-qualified and tax-exempt under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. The purpose of the 401(k) Plan is to provide a voluntary, systematic method for an eligible participant to save a specified percentage of his or her eligible compensation for retirement and to defer federal income tax and, where allowed, state, county and city income taxes, on such compensation, together with any discretionary matching contributions made by us.
          Contributions are held in a trust fund maintained for the benefit of participants in the 401(k) Plan. Currently, under the 401(k) Plan, a participant has the right to decide how to invest these contributions. As of the date of this prospectus, there are currently 18 different investment choices under the 401(k) Plan including the Applica Stock Fund. A participant must indicate the percentage of his or her contribution to be allocated to each investment choice.
          We registered under Section 5 of the Securities Act shares of our common stock included in the Units that the trustees purchase for the 401(k) Plan on behalf of participants with their salary deferral, employer matching or rollover contributions because, although shares are purchased at the direction of plan participants by the agent independent of the issuer for the trustees, the 401(k) Plan is an affiliate of ours. Recently, we determined that the number of shares of our common stock included in the Units that had been purchased by plan participants to date under the 401(k) Plan may have inadvertently exceeded the number of shares registered under the existing registration statement covering the 401(k) Plan. Although all of the purchases by the trustee during the Purchase Period were made in a manner consistent with the 401(k) Plan and the investment elections of the 401(k) Plan participants, we have determined that up to 102,951 Units that were purchased by participants in their 401(k) Plan accounts during the Purchase Period may not have been registered for sale by us in a timely manner in accordance with the Securities Act, and thus may have constituted a violation of Section 5 of the Securities Act. The aggregate purchase price for these Units was $275,677.
          The shares of our common stock included in the Units (and the subject of this Rescission Offer) have now been registered under the Securities Act by virtue of the registration statement of which this prospectus is a part. We believe that the Units (as well as other shares acquired by participants of the 401(k) Plan and shares subject to the Rescission Offer that are not tendered by participants) are transferable by plan participants in the ordinary course, subject to restrictions on trading that may be applicable from time to time (as in the case of our customary “blackout” periods). These Units also entitle the holders to all of the rights and privileges available to our shareholders.
          The purpose of the registration statement of which this prospectus forms a part is to register shares of our common stock included in the Units under the Securities Act. This registration requirement applies even though 401(k) Plan participants already have access to information about our common stock through our periodic and other reports filed with the SEC.
Effect Of The Rescission Offer
          For federal securities law purposes, neither acceptance nor rejection of the Rescission Offer will terminate your right as a current or former 401(k) Plan participant to bring a civil action for our failure to register the shares of our common stock included in the Units under the Securities Act before expiration of the applicable statute of limitations. There is no requirement that there be a finding of a violation of the securities laws for 401(k) Plan participants to participate in the Rescission Offer. We believe that the applicable statute of limitations under the Securities Act for enforcement of your rights in connection with our failure to register the common stock included in the Units purchased by the trustees during the Purchase Period is one year after the date that the Units were purchased in violation of the federal securities registration requirements. We intend to assert, among other defenses, in any litigation initiated by a person eligible to participate in this Rescission Offer who accepts or rejects (or is deemed to reject) the Rescission Offer, that such person is estopped, which means legally barred, from asserting such claims. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has indicated that non-acceptance of a rescission offer could terminate a company’s liability for rescission damages under federal law, and this same result could apply to claims under various state laws. Each person is urged to consider this possibility with respect to our Rescission Offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. Our rescission offer is not an admission that we did not comply with federal or state securities registration requirements or federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations.
          The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal and state securities laws or rights under common law or equity.
Terms of the Rescission Offer
          If you currently have an account in the 401(k) Plan and you elected to allocate or transfer some or all of your salary deferral, employer matching or rollover contributions to the 401(k) Plan to the purchase of Units at any time during the Purchase Period and if you continue to hold some or all of these Units, you may direct the trustee to sell all of the Units purchased on your behalf with salary deferral, employer matching or rollover contributions during the Purchase Period to us at the price you paid for the Units, plus interest. You may not accept the Rescission Offer with respect to less than all of the Units that are subject to this offer and still held by you in your 401(k) Plan account. If the fair market value of those Units based on the closing price of our common stock on the Expiration Date is greater than the aggregate purchase price of those Units plus interest, you will be deemed to have rejected the Rescission Offer.
          With respect to any sale of Units in which your 401(k) Plan account incurred a loss, we will pay to your 401(k) Plan account the amount of that loss, plus interest. With respect to any Units sold by your 401(k) Plan account, we will use a FIFO calculation to determine whether there is a loss eligible for compensation. This FIFO calculation means that the first Units purchased for your benefit under the 401(k) Plan during the Purchase Period will be matched against the Units first sold after August 4, 2005 and before the Expiration Date to determine if you have a gain or loss on the sale. We will continue this process until the purchase price of all the Units sold has been determined. If you currently have an account in the 401(k) Plan but have sold or already directed the sale of some or all of your Units in the 401(k) Plan account at a price less than the price paid, calculated on a FIFO basis, the trustees may receive for your deposit in 401(k) Plan account an amount equal to the price paid on a FIFO calculation basis for such Units sold, less the sale proceeds plus interest. After our timely receipt of a properly completed and signed Acceptance Form A, which is attached as APPENDIX A to this prospectus and following completion of the Rescission Offer period, the trustees will reinvest the proceeds from the Rescission Offer in your 401(k) Plan account in accordance with your most recent allocation election for new contributions.
          If you no longer have an account in the 401(k) Plan, then we will credit to an account within the 401(k) Plan for your benefit an amount equal to the difference between (a) the original purchase price of those Units and (b) the sale price of those Units plus interest. That amount will be invested in the MFS Fixed Fund until you instruct the Trustee under the 401(k) Plan to distribute the amount in your account (or the amount in your account that is otherwise distributable under the terms of the 401(k) Plan) to you, or into an IRA or other qualified retirement account in a direct rollover. Payment of proceeds directly to you may result in adverse tax consequences.
          Interest to be paid on the amounts described above will be calculated, in the case of Units repurchased by us, for the period from the date of purchase by your 401(k) Plan account to the date that proceeds of the Rescission Offer are credited to the 401(k) Plan trust for your benefit.
          In the case of reimbursement for a sale at a loss, interest to be paid on the amounts described above will be calculated for the period from the date of purchase of the Units by your 401(k) Plan account until the date of sale of such Units. Interest also will be paid on the loss realized from the date of sale of such Units through the date on which the proceeds of the Rescission Offer are deposited to the 401(k) Plan trust for your benefit.
          The interest rate to be paid is 9% per year. Federal law does not mandate that interest be paid in this Rescission Offer nor does it provide a specific interest rate to be used in this regard. A large majority of the persons that are eligible to accept our Rescission Offer reside in either Arkansas and Florida where the higher applicable statutory interest rate is currently 9% per year. In the absence of a required federal rate of interest, we have elected to provide for an interest rate of 9% per year.
          The Rescission Offer will expire at the close of business on October 23, 2006. That is, we must receive your acceptance form and other required documents by 5:00 p.m. Eastern time on October 23, 2006, in order for your acceptance to be valid.
          Neither we nor any of our officers and directors may make any recommendations to any person with respect to our Rescission Offer. We urge you to read this prospectus and the other documents to which we have incorporated by reference carefully and to make an independent evaluation with respect to our Rescission Offer. We also urge you to consult with your advisers before accepting or rejecting our Rescission Offer.
HOW TO ACCEPT OR REJECT THE RESCISSION OFFER
          YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER. Acceptance of the Rescission Offer is optional for each current or former 401(k) Plan participant who holds or held Units in the 401(k) Plan purchased on their behalf with salary deferral, employer matching or rollover contributions during the period from August 4, 2005 through August 3, 2006. If you elect to accept the Rescission Offer, your acceptance must be received in good order at the following applicable address:
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Attn: Rescission Offer
          We suggest that you send the form and accompanying documents by registered or certified mail with return receipt requested.
          IF YOUR ACCEPTANCE OF THE RESCISSION OFFER IS NOT RECEIVED IN GOOD ORDER BY 5:00 P.M. EASTERN TIME ON OCTOBER 23, 2006, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.
          We reserve the absolute right to reject any and all surrenders of acceptance forms that are not in proper form or otherwise not valid or the acceptance of which would be, given the advice of our counsel, unlawful. Our interpretation of the terms and conditions of the Rescission Offer will be final and binding.
QUESTIONS ABOUT THE RESCISSION OFFER
          If you have questions about the Rescission Offer, you may call our Investor Relations Department at (954) 883-1000 between 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday.
USE OF STOCK REPURCHASED BY APPLICA IN THE RESCISSION OFFER
          The shares of common stock included in the Units repurchased by us in the Rescission Offer, if any, will be retired and become additional authorized but unissued shares.
FUNDING THE RESCISSION OFFER
          We do not believe that, based on our current estimates, the amount required to fund payments under the Rescission Offer will be material to our consolidated financial condition, results of operations or liquidity.
ACCOUNTING FOR THE RESCISSION OFFER
          We intend to account for the Rescission Offer by recording the fair market value of the shares of common stock included in the Units purchased based on the closing price of our common stock on the Expiration Date. Any amounts paid pursuant to the Rescission Offer in excess of the fair market value of the shares of our common stock included in the Units purchased will be recorded as compensation expense included in operating expenses in our consolidated statement of operations.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RESCISSION OFFER
          This section discusses material U.S. federal income tax considerations relating to the Rescission Offer. The discussion does not describe all of the U.S. federal income tax consequences of our Rescission Offer that may be relevant to persons in light of their particular circumstances or to persons subject to special tax rules. The U.S. federal income tax law consequences of the Rescission Offer discussed in this prospectus are based on the structure of the Rescission Offer. The Internal Revenue Service is not precluded from recharacterizing the transaction in whole or in part or otherwise asserting a position contrary to that summarized in this discussion.
          All funds we pay as a result of your acceptance of the Rescission Offer will be paid to the 401(k) Plan trustees and not directly to you. Such funds will be allocated to your account in the 401(k) Plan. If you currently have an account within the 401(k) Plan, the proceeds from the Rescission Offer will be invested in accordance with your current investment directions until you receive a distribution from the 401(k) Plan and you may change your investment directions by following the 401(k) Plan’s procedures for changing investments. Contact MFS Retirement Services, Inc. for more information.
          If you no longer have an account in the 401(k) Plan, any amounts paid in respect of the Rescission Offer will be credited to an account for your benefit under the 401(k) Plan and will be invested in the MFS Fixed Fund until you instruct the Trustee under the 401(k) Plan to distribute the amount in your account (or the amount in your account is otherwise distributable under the terms of the 401(k) Plan) to you, or into an individual retirement account or other qualified retirement account in a direct rollover.
          Your acceptance or rejection of the Rescission Offer, and the sale to us of the Units and the 401(k) Plan’s receipt of any funds pursuant to your acceptance of the Rescission Offer will not be taxable events. However, upon any later distribution of funds from your 401(k) Plan account, such distributed funds (including amounts attributable to the Rescission Offer) generally will be taxable to you (or your beneficiary, if applicable) as ordinary income and may be subject to a 10% federal income tax penalty in cases of some early distributions from the 401(k) Plan. Additionally, we may have to withhold income taxes on any subsequent distribution to you. You (or your beneficiary if your beneficiary is a surviving spouse) may be able to defer current taxation and the 10% income tax penalty on early distribution by rolling over the 401(k) Plan amounts distributed to you to an IRA or another tax-qualified retirement plan.
USE OF PROCEEDS
          We will receive no proceeds from the Rescission Offer.
NOTICE OF BLACKOUT PERIOD
          This notice is intended to comply with the requirements of Department of Labor Final Regulation Relating to Notice of Blackout Periods to Participants and Beneficiaries, 29 C.F.R. Section 2520 to the extent such requirements apply to this Rescission Offer. Accordingly, this notice is intended to inform you, if you are an affected participant (or beneficiary) of the 401(k) Plan of a black out period during which your right to direct or diversify certain investments may be temporarily suspended if you accept the Rescission Offer.
          If you accept the Rescission Offer and on Monday, October 23, 2006 you hold Units in your 401(k) Plan account, the blackout period applies to you. The blackout period will begin at 5:00 p.m. on Monday, October 23, 2006 and will end on Thursday, October 26, 2006. You will be able to conduct transactions beginning on Friday, October 27, 2006. This blackout period is required to ensure timely processing of the Rescission Offer. During the blackout period, MFS Retirement Services, Inc. will not permit certain transactions involving Units in your 401(k) Plan account. This means:
•	requests for loans and distributions, including hardship distributions, will be delayed until after the blackout period ends; and

•	requests for sales or exchanges of Units during the Blackout Period will never be implemented. Any request to sell or exchange Units made during the blackout period will need to be remade following the blackout period.
          The Rescission Offer will not affect your ability to direct new contributions and loan repayments into Units during the blackout period.
          It is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify Units during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, including the Applica Stock Fund, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments and diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you will not be able to direct the sale of such stocks from your account during the blackout period.
          Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan.
          For additional information and limitations on the 401(k) Plan investment and how to direct investment of your plan account, see the 401(k) Plan Summary Plan Description. To obtain a copy contact our Investor Relations Department at (954) 883-1000.
EXPERTS
          The consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 incorporated in this prospectus by reference from Applica Incorporated’s Annual Report on Form 10-K have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and is incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.
LEGAL MATTERS
          Certain legal matters relating to our common stock to be offered by this prospectus will be passed upon for us by Lisa Carstarphen, Esq., our General Counsel.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect, read and copy materials that we have filed with the SEC, including the registration statement of which this prospectus is a part, at the SEC public reference room located at 100 F Street, NE, Washington, D.C. 20549. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following email address: www.publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F. Street, NE, Washington, D.C. 20549.
          Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. Our common stock is listed on the NYSE under the symbol “APN.”
          Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov and at the Investor Relations page of our website, http://www.applicainc.com. The information contained or accessible through the SEC’s website is not a part of this prospectus.
INCORPORATION BY REFERENCE
          The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file (other than items that are furnished and not filed) after the date of this prospectus and before the termination of the Rescission Offer contemplated by this prospectus will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have filed or may file with the SEC (File No. 001-10177):
•	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, filed with the SEC on May 5, 2006 and August 4, 2006, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 26, 2006; February 1, 2006, February 6, 2006, February 24, 2006, February 28, 2006, April 20, 2006; May 12, 2006, July 26, 2006, July 27, 2006 and August 3, 2006;

•	The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-10177) filed with the SEC and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description; and

•	Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the offered securities to which this prospectus (and any accompanying prospectus supplement) relates are sold or the offering is otherwise terminated.
          You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (954) 883-1000 between the hours of 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday:
Investor Relations
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027

APPENDIX A
Applica Incorporated 401(k) Profit Sharing Plan and Trust
ACCEPTANCE FORM A
ACCEPTANCE FORM A APPLIES TO ALL PARTICIPANTS IN THE APPLICA INCORPORATED 401(k) PROFIT SHARING PLAN AND TRUST (THE “401(k) PLAN”) FOR WHOSE BENEFIT UNITS (THE “UNITS”) IN THE APPLICA STOCK FUND WERE PURCHASED DURING THE RELEVANT PERIOD WITH SALARY DEFERRAL, EMPLOYER MATCHING OR ROLLOVER CONTRIBUTIONS IN THEIR 401(k) PLAN ACCOUNT AND
•	CONTINUE TO HOLD THE UNITS IN THE 401(k) PLAN, OR

•	SOLD THOSE UNITS AT A LOSS.
RESCISSION OFFEREE’S ACCEPTANCE
OF THE RESCISSION OFFER
YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT SIGN AND RETURN THIS FORM. YOU NEED NOT DO ANYTHING TO REJECT THIS RESCISSION OFFER. IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE SIGN AND RETURN THIS FORM AND ENSURE ITS RECEIPT BY OCTOBER 23, 2006, ACCORDING TO THE INSTRUCTIONS BELOW.

DIRECTIONS TO ADMINISTRATOR
MFS Retirement Services, Inc.
c/o Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Dear Sir or Madam:
          The undersigned has received a prospectus dated September 22, 2006 which is referred to as the prospectus, of Applica Incorporated (the “Company”) pursuant to which the Company offers to rescind (the “Rescission Offer”), the previous purchase of up to 102,951 shares of the Company’s common stock, par value $0.10 per share, included in the Units of the Applica Stock Fund purchased by the undersigned from August 4, 2005 through August 3, 2006 (the “Purchase Period”), with salary deferral, employer matching and rollover contributions. A 401(k) Plan participant’s investment in the Company’s common stock is made through the purchase of Units in the Applica Stock Fund which invests in the Company’s common stock (the “Applica Stock Fund”). Each Unit represents one share of the Company’s common stock plus a varying amount of short-term liquid investments.
          These instructions will cause MFS Retirement Services, Inc. to instruct, Massachusetts Financial Services Company (“MFS”), as administrator, and Reliance Trust Company, as trustee of the Plan (the “Trustee”), to tender unconditionally the Units held by the Trustee for the undersigned’s 401(k) Plan account upon the terms and subject to the conditions set forth in the Prospectus.
          I HEREBY ACCEPT THE RESCISSION OFFER FOR THE UNITS AND DIRECT THAT ALL PAYMENTS BE MADE TO THE TRUSTEE FOR MY 401(k) PLAN ACCOUNT.
          I understand that my acceptance of the Rescission Offer will be rejected if, by accepting the offer, I would receive an amount per Unit tendered that is less than the fair market value per Unit based on the closing price of the Company’s common stock on the Expiration Date on the day the Rescission Offer expires. I understand that by accepting the Rescission Offer, I will be unable to make transfers within my 401(k) Plan account that involve the

A-1

Units during a blackout period that will begin at 5:00 p.m. (Eastern time) on Monday, October 23, 2006 through Thursday, October 26, 2006. I understand and agree that as a result of such acceptance, I will no longer hold any Units surrendered to the Company for repurchase pursuant to the Rescission Offer.
* * *
          I understand that I must complete the name, signature, date and social security number or taxpayer identification number information below for this form to be eligible for acceptance by the Trustee and the Company.

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number

Telephone Number

A-2

APPENDIX B
Applica Incorporated 401(k) Profit Sharing Plan and Trust
ACCEPTANCE FORM B
ACCEPTANCE FORM B APPLIES TO FORMER EMPLOYEES WHO NO LONGER HAVE A 401(k) PLAN ACCOUNT.
RESCISSION OFFEREE’S ACCEPTANCE
OF THE RESCISSION OFFER
YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT SIGN AND RETURN THIS FORM. YOU NEED NOT DO ANYTHING TO REJECT THIS RESCISSION OFFER. IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE SIGN AND RETURN THIS FORM AND ENSURE ITS RECEIPT BY OCTOBER 23, 2006, ACCORDING TO THE INSTRUCTIONS BELOW.

DIRECTIONS TO APPLICA INCORPORATED
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Attn: Rescission Offer
Dear Sir or Madam:
     The undersigned has received a prospectus dated September 22, 2006 which is referred to as the prospectus, of Applica Incorporated (the “Company”) pursuant to which the Company offers to rescind (the “Rescission Offer”), the previous purchase of up to 102,951 shares of the Company’s common stock, par value $0.10 per share, included in the Units of the Applica Stock Fund purchased by the undersigned from August 4, 2005 through August 3, 2006 (the “Purchase Period”), with salary deferral, employer matching and rollover contributions within the 401(k) Plan. A 401(k) Plan participant’s investment in the Company’s common stock is made through the purchase of Units in the Applica Stock Fund which invests in the Company’s common stock (the “Applica Stock Fund”). Each Unit represents one share of the Company’s common stock plus a varying amount of short-term liquid investments.
     The following Units were sold prior to distribution to the undersigned from the undersigned’s account under the 401(k) Plan and were sold at a loss, and the undersigned wishes to accept the Rescission Offer with respect to all of those Units.

Number of Units Sold	Date of Sale	Sales Price

*	If you require additional space, please complete an additional sheet, sign it, and attach it to this form.
     I hereby accept the Rescission Offer for the Units described above purchased by the Trustees for my account under the 401(k) Plan and direct that the amount payable pursuant to the Rescission Offer be credited to an account within the 401(k) Plan for my benefit, to be invested in the MFS Fixed Fund until I instruct the Trustee under the 401(k) Plan to distribute the amount in that account (or the amount in that account is otherwise distributable under the terms of the 401(k) Plan to me or into an IRA or other qualified retirement account in a direct rollover).
* * *

B-1

     I understand that I must complete the name, signature, date and social security number or taxpayer identification number information below for this Form to be eligible for acceptance by the Company.

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number

B-2